Exhibit 16.1

November 25, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	NRX Pharmaceuticals, Inc.
File Reference No. 001-38302

We were previously the independent registered public accounting firm for NRX Pharmaceuticals, Inc. and under the date of March 14, 2025, we reported on the consolidated financial statements of NRX Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024.

On November 24, 2025, we were dismissed as the independent registered public accounting firm. We have read NRX Pharmaceuticals, Inc.’s disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on NRX Pharmaceuticals, Inc.'s Form 8-K dated November 26, 2025 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

SALBERG & COMPANY, P.A.

Certified Public Accountants and Consultants